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                           1996 MANAGEMENT BONUS PLAN

     Participants in the 1996 Management Bonus Plan shall include all full-time non-sales positions from Level 10 up to Level 20 and the CEO. Other than with respect to Mr. Jochum's special bonus, individual performance bonuses are not included in the 1996 Management Bonus Plan. Bonuses will be solely predicated on the consolidated performance of Mid Atlantic Medical Services, Inc. (MAMSI) and will be accrued on at least a quarterly basis as documented by the year end audited financial statements.

     Bonuses shall be paid according to the following guidelines:

     1. MINIMUM BONUS - Minimum bonuses shall be paid if the Company (MAMSI) achieves a profit of $106 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

     2. MAXIMUM BONUS - Maximum bonuses shall be paid if the Company (MAMSI) achieves a profit of $115 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

     3. PRO-RATION - In the event that the Company earns between $106 million and $115 million, bonus will be pro-rated accordingly.

     4. BONUS BASE - In general, bonus payments will be calculated on cash payments made during the year for base salary, which would take into account salary increases due to promotion or merit increases. Pro-rated calculations will be made at each salary level for the portion of the year that the new level is in effect. However, with respect to executive officers hired prior to March 1, 1996, bonus payments will disregard salary and grade level changes made after March 1, 1996.

     5. NEW EMPLOYEES - New full-time employees are eligible to participate in the plan during their first year of employment. The bonus payment will be pro-rated accordingly for the portion of the year that the employee was employed.

     6. TERMINATION - No bonus shall be paid to bonus participants who terminate or are terminated by the Company prior to the year end. In the event of retirement or death, the employee or his/her beneficiary will receive a pro-rated portion of the bonus.

     7. TIME OF PAYMENT - Bonus payments shall be distributed immediately following the receipt of the audited financial statement(s) for MAMSI for the year 1996.

     8. BONUS PERCENTAGES - The distribution of the bonus payments to the Management personnel shall be limited according to the following percentage ranges. These allocations will be reviewed annually and adjusted if necessary.

       CEO                                      25 - 50%
       Grade 18 and above (excluding CEO)       12 - 35%
       Grade 17                                 11 - 30%
       Grade 16                                 10 - 28%
       Grade 15                                  9 - 21%


       Grade 14                                  8 - 16%
       Grades 12 & 13                            7 - 12%
       Grades 10 & 11                            5 -  7%

     9. CEO'S SPECIAL BONUS - In addition to the above bonus, in 1996 the CEO, Mr. Jochum, will receive an additional bonus of up to a maximum of 50 percent of his salary in effect on March 1, 1996 ("1996 base salary") in the following circumstances: he will earn 20 percent of that bonus if actual membership growth is 300,000 members, 40 percent of that bonus if actual membership growth is 325,000 members, 60 percent of that bonus if actual membership growth is 350,000 members, 80 percent of that bonus if actual membership growth is 375,000 members, and 100 percent of that bonus (or 50 percent of his 1996 base salary) if actual membership growth for 1996 exceeds 400,000 members.

     10. AMENDMENT - The Board of Directors may amend the 1996 Management Bonus Plan to materially increase the amounts payable thereunder to participants, other than executive officers, or for any other reason.